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                                                              EXHIBIT  23

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 33- 58084) pertaining to 20,342,770 Common Shares; (Form S-3 No. 333-15647) pertaining to 1,513,790 Common Shares; (Form S-8 No. 33-37398)
pertaining to the 1987 Stock Option Plan and (Form S-8 Nos. 33-58082, 33-90928 and 333-05659) pertaining to the 1992 Stock Option Plan with respect to 2,250,000 Common Shares of AMNEX, Inc. of our report dated March 18, 1998, with respect to the consolidated financial statements and schedule of AMNEX, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.



                                                       ERNST & YOUNG LLP

New York, New York
March 27, 1998